Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-134927

Prospectus Supplement No. 3
to Prospectus dated June 19, 2006

                           INTRAOP MEDICAL CORPORATION

                        24,085,000 Shares of Common Stock


     This Prospectus Supplement No. 3 supplements and amends the prospectus dated June 19, 2006 (as supplemented and amended by Prospectus Supplement No. 1 dated July 26, 2006, and Prospectus Supplement No. 2 dated August 15, 2006) with respect to the resale of 24,085,000 shares of common stock, or the Prospectus. We are supplementing the Prospectus to provide the following information:

     The table in the "Selling Stockholders" section of the Prospectus is hereby revised to reflect the transfer of warrants to purchase 250,000 shares of Common Stock from Magnetar Capital Master Fund, Ltd. to Pension Financial Services and the addition of Pension Financial Services to the list of selling stockholders.

     The Selling Stockholder table is revised as follows:

                                                                       Shares being
                                                              Shares        Offered
                                                        Beneficially       pursuant            Shares
                                                         Owned Prior        to this       Beneficially Owned
Selling Stockholder                                      to Offering     Prospectus       After the Offering
-------------------                                      -----------     ----------       ------------------
                                                                                        Number
                                                                                       of Shares    Percent
                                                                                       ---------    -------
Magnetar Capital Master Fund, Ltd.                        10,445,000      6,083,329    4,361,671      4.99%
Crestview Capital Master, LLC                              6,250,000      3,958,334    2,291,666      4.99%
Bushido Capital Master Fund, LP                            5,045,000      3,211,668    1,833,332      4.99%
Dolphin Offshore Partners, L.P.                            3,750,000      2,375,000    1,375,000      4.99%
Alpha Capital AG                                           2,500,000      1,583,334      916,000      4.42%
Gamma Opportunity Capital Partners, LP Class A             2,522,500      1,605,834      916,000      4.42%
Gamma Opportunity Capital Partners, LP Class C             2,522,500      1,605,834      916,000      4.42%
Samir Financial, L.L.C.                                    2,522,500      1,605,834      916,000      4.42%
ABS SOS-Plus Partners, Ltd.                                1,261,250        802,918      458,332      2.21%
Regenmacher Holdings, Ltd.                                 1,261,250        802,915      458,335      2.21%
E.U. Capital Venture, Inc.                                 1,040,000        100,000      940,000      4.53%
Jesse B. Shelmire IV                                         787,500         50,000      737,500      3.56%
Scott R. Griffith                                            787,500         50,000      737,500      3.56%
Penson Financial Services                                    250,000        250,000            0      0.00%


     The information attached to this Prospectus Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement.

     This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus.

     THE SECURITIES OFFERED IN THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is August 16, 2006